EXHIBIT 99.2

                              PRESS RELEASE



                  WIRELESS ONE, INC. ANNOUNCES EXTENSION
                          OF CONSENT SOLICITATION

          Jackson, MS, August 14, 1998 -- Wireless One, Inc. announced today that it has extended its solicitation of consents from certain registered holders of its 13% Senior Notes due October 15, 2003 and 13 1/2 % Senior Discount Notes due August 1, 2006, to certain amendments (the "Proposed Amendments") to the Indentures pursuant to which such Notes were issued. The consent solicitation, which was originally scheduled to expire on August 13, 1998, will now expire at 5:00 p.m., New York City time, on August 18, 1998, unless further extended or abandoned.

          The proposed amendments will permit the Company to borrow, and its subsidiaries to guarantee, in each case on a secured basis, pursuant to a proposed note facility from Merrill Lynch Global Allocation Fund, Inc. The Indentures permit the borrowings and guarantees under a "Bank Credit Facility," as defined in the Indentures. Although the Company believes the MLGAF facility represents the best source of financing available to the Company at this time, the MLGAF facility may not meet the definition of Bank Credit Facility in the Indentures. The Company is seeking to secure commitments with respect to the MLGAF facility; however, there can be no assurance that such facility can be obtained even if the consent solicitation is successful.

          If the Company cannot effect the proposed amendments to permit a borrowing under the MLGAF facility, the Company will seek to borrow under a senior secured credit facility from a lender which meets the definition of "Bank Credit Facility;" such a borrowing will not require the consent of any holders of the Notes. The Company has received a preliminary proposal from another financial institution which meets this definition; however, the Company believes that the terms of this proposal are less advantageous than those of the MLGAF facility.

          The consents of the holders, as of the record date of July 30, 1998, of at least a majority in aggregate principal amount of each issue of Notes outstanding ("requisite consents") are required to approve the Proposed Amendments. Consents may be revoked at any time prior to execution by the Company and the Trustee under the applicable Indenture of a supplemental indenture effecting the Proposed Amendments. The Company expects to execute a supplemental indenture with respect to each issue of Notes as soon as the requisite consents with respect to such issue are received (which may be prior to the expiration of the consent solicitation).

          Questions regarding the terms of the consent solicitation may be directed to BT Alex. Brown, Incorporated (c/o J. Blake O'Dowd) at 212-237-2428 or the Company (c/o Henry G. Schopfer) at 601-936-1515. Questions about consent delivery may be directed to United States Trust Company of New York at 1-800-548-6565. For a complete description of the terms and conditions of the consent solicitation (except for the new expiration date mentioned hereby), holders should refer to the consent solicitation letter, dated July 30, 1998, from the Company.

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